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                                                                  Exhibit 23.1

                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Guitar Center, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Guitar Center, Inc. and subsidiary of our report dated February 9, 1999, with respect to the consolidated balance sheets of Guitar Center, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Guitar Center, Inc. and subsidiary.

                                       KPMG LLP

Los Angeles, California
March 12, 1999